EXHIBIT 99.27L
CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-278905 on Form N-4 of our reports dated March 27, 2026, relating to the statutory-basis financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 21, 2026